Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, April 30, 2009
7:30 A.M. CDT
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS
FOR FIRST QUARTER 2009
EPS results exceed analysts’ estimates
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported GAAP net earnings per share of $0.09 in the first quarter of 2009 compared to a GAAP net loss per share of ($0.15) in the first quarter of 2008.
     The first quarter of 2009 included a gain, net of taxes, of $9.1 million, or $0.09 per share, associated with the purchase and retirement of Company bonds. The first quarter of 2008 included spin-off related transaction and financing costs and a one-time tax charge related to the spin-off of the Company’s newspaper businesses and related assets on February 8, 2008 totaling $21.4 million, or $0.21 per share. The results of Belo’s newspaper businesses and related assets from January 1 to February 8, 2008 are included in discontinued operations and total a loss of ($0.04) per share in the first quarter of 2008.
     Excluding the gain on the purchase and retirement of Company bonds in the first quarter of 2009, and spin-off related charges and discontinued operations in the first quarter of 2008, pro forma earnings per share from continuing operations were break-even ($0.00) in the first quarter of 2009, exceeding analysts’ estimates, and $0.10 in the first quarter of 2008.
     Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “The Company’s cost-saving measures, which included the holding of open positions Company-wide, a wage freeze enacted in November 2008, staff reductions in certain markets and other cost-saving measures, led to a 14 percent reduction in combined station and corporate operating costs in the first quarter of 2009 compared to the first quarter of 2008, excluding spin-off related charges and non-cash pension expense. Belo’s first quarter total revenue declined 23.6 percent from the first quarter of 2008 and is indicative of the soft advertising environment prevalent throughout the country, especially in the automotive category. Retransmission revenue, however, increased 10 percent in the first quarter of 2009. For the remainder of the year, the Company’s primary focus will continue to be on cash generation and reducing debt. The Company reduced its debt by $15 million during the quarter.”
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Belo Announces First Quarter 2009 Results
April 30, 2009
Page Two
First Quarter in Review
Operating Results
     Total revenues decreased 23.6 percent in the first quarter of 2009 versus the first quarter of 2008. Total spot revenue, including political, was down 27.5 percent with 26 percent and 24 percent decreases in local and national spot, respectively. First quarter 2009 revenues were affected by the soft advertising environment, particularly in the automotive category which was down 51 percent. Political revenues in the first quarter of 2009 were $4.4 million lower than the first quarter of 2008.
     Advertising revenue associated with Belo’s Web sites decreased 5.4 percent to $6.5 million in the first quarter 2009, representing almost 5 percent of Belo’s total revenue. Retransmission revenue totaled $9.7 million in the first quarter of 2009, a 10 percent increase compared to the first quarter of 2008, and represents over 7 percent of the Company’s total revenue.
     Total station expenses decreased 13 percent in the first quarter of 2009 versus the same period last year. Station EBITDA in the first quarter of 2009 was down 45 percent versus the prior year. The station EBITDA margin for the first quarter of 2009 was 24.3 percent compared to 33.6 percent in the first quarter of 2008.
Corporate
     Corporate operating costs were $9 million in the first quarter of 2009 as compared to $9.1 million in the first quarter of 2008, a decrease of 1.5 percent. First quarter 2009 corporate operating costs included a $1.4 million increase in non-cash pension expense. Excluding non-cash pension expense from both years, first quarter 2009 corporate operating costs decreased 16 percent compared to the prior year.
Other Items
     Belo’s depreciation and amortization expense decreased slightly to $10.8 million in the first quarter of 2009, from $10.9 million in the first quarter of 2008.
     Interest expense decreased $8.2 million, or 36 percent, in the first quarter of 2009.
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Belo Announces First Quarter 2009 Results
April 30, 2009
Page Three
     Other income, net, increased $16.1 million in the first quarter of 2009 due primarily to a pre-tax gain on the retirement of $40.5 million of bonds due in 2013 that were purchased for $25.3 million.
     Income tax expense decreased $17.3 million in the first quarter of 2009 due primarily to a one-time $18.2 million tax charge in the first quarter of 2008 related to the transfer of certain intangible assets in connection with the spin-off.
     Total debt at March 31, 2009 was $1.078 billion, a reduction of $15 million from December 31, 2008. The Company’s leverage and interest coverage ratios, as defined in the Company’s credit facility, were 4.8 and 3.1 times, respectively, at March 31, 2009. The Company invested $1.1 million in capital expenditures in the first quarter of 2009, down from $6.4 million in the first quarter of 2008.
Discontinued Operations
     On February 8, 2008, Belo completed the spin-off of its newspaper businesses and related assets into a separate publicly-traded company, A. H. Belo Corporation. The results of operations of the Newspaper Group and related corporate expenses are classified as discontinued operations for all periods prior to the spin-off.
Other Matters
     In the first quarter, the Company successfully completed an amendment to its bank credit facility. Although Belo was in compliance with the terms of its bank facility, the Company entered into the amendment to allow for additional capacity under the agreement’s leverage and interest coverage covenants. The amendment reduced the banks’ commitment from $600 million to $550 million at February 26, 2009, with a further reduction to $525 million at December 31, 2009. The amendment provides for an increase in pricing, based on the Company’s leverage ratio, in addition to other modifications to the existing agreement. The credit facility retains its June 2011 expiration date.
     In March, the Company announced the suspension of its dividend for an indefinite period following the June 5, 2009 payment of the second quarter dividend.
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Belo Announces First Quarter 2009 Results
April 30, 2009
Page Four
Non-GAAP Financial Measures
     A reconciliation of station EBITDA to earnings from operations, a reconciliation of cash operating costs and expenses before spin-off related costs and pension expense to total operating costs and expenses, and a reconciliation of net earnings from continuing operations to pro forma net earnings from continuing operations, are set forth in an exhibit to this release.
Outlook
     “Looking to second quarter,” Shive said, “current local and national spot pacing trends are similar to our experience in the first quarter of 2009. For full year 2009, retransmission revenues are expected to grow double digits and Internet revenues are expected to be flat to down slightly, which is lower than our previous guidance. In March, we announced several additional cost-saving measures that will affect the remainder of 2009, including the suspension of the Company’s 401(k) matching contribution for all employees, a 5 percent salary reduction for employees who are part of the Company’s management compensation programs, and a Company-wide staff reduction of approximately 150 positions. These cost-saving measures along with others previously implemented are expected to lower full year 2009 combined station and corporate operating costs, excluding spin-off related charges, by at least 11 percent, an improvement from previous guidance. Capital expenditures are not expected to exceed $12 million for the year, down from $25.4 million in 2008.”
     A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on the Company’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-230-1085. A replay line will be open from 3:00 p.m. CDT on April 30 until 11:59 p.m. CDT on May 7, 2009. To access the replay, dial 1-800-475-6701 or 320-365-3844. The access code for the replay is 995897.
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Belo Announces First Quarter 2009 Results
April 30, 2009
Page Five
About Belo Corp.
     Belo Corp. (BLC) is one of the nation’s largest pure-play, publicly-traded television companies, with 2008 annual revenue of $733 million. The Company owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. A Belo station ranks first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended
	March 31,

In thousands, except per share amounts	2009	2008

	(unaudited)	(unaudited)

Net Operating Revenues	$133,536	$174,827

Operating Costs and Expenses
Station salaries, wages and employee benefits	52,673	62,149
Station programming and other operating costs	48,364	53,938
Corporate operating costs	8,950	9,090
Spin-off related costs	—	4,249
Depreciation	10,792	10,884

Total operating costs and expenses	120,779	140,310

Earnings from operations	12,757	34,517

Other income and expense
Interest expense	(14,580)	(22,744)
Other income, net	16,369	269

Total other income and expense	1,789	(22,475)

Earnings from continuing operations before income taxes	14,546	12,042
Income taxes	5,635	22,922

Net earnings (loss) from continuing operations	8,911	(10,880)

Discontinued operations, net of tax	—	(4,499)

Net earnings (loss)	$8,911	$(15,379)

Net earnings (loss) per share — Basic
Earnings (loss) per share from continuing operations	$0.09	$(0.11)
Loss per share from discontinued operations	—	(0.04)

Net earnings (loss) per share — Basic	$0.09	$(0.15)

Net earnings (loss) per share — Diluted
Earnings (loss) per share from continuing operations	$0.09	$(0.11)
Loss per share from discontinued operations	—	(0.04)

Net earnings (loss) per share — Diluted	$0.09	$(0.15)

Average shares outstanding
Basic	104,194	104,146
Diluted	104,214	104,146

Cash dividends declared per share	$0.075	$0.075

Belo Corp.
Consolidated Condensed Balance Sheets

	March 31,	December 31,
In thousands	2009	2008

	(unaudited)

Assets
Current assets
Cash and temporary cash investments	$4,308	$5,770
Accounts receivable, net	114,946	138,638
Other current assets	21,354	22,276

Total current assets	140,608	166,684

Property, plant and equipment, net	203,190	209,988
Intangible assets, net	1,581,033	1,581,033
Other assets	80,092	81,091

Total assets	$2,004,923	$2,038,796

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12,391	$19,385
Accrued expenses	44,757	51,399
Other current liabilities	23,507	39,027

Total current liabilities	80,655	109,811

Long-term debt	1,077,803	1,092,765
Deferred income taxes	317,989	311,053
Other liabilities	224,965	225,248
Total shareholders’ equity	303,511	299,919

Total liabilities and shareholders’ equity	$2,004,923	$2,038,796

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station EBITDA

	Three months ended
	March 31,

In thousands (unaudited)	2009	2008

Station EBITDA (1)	$32,499	$58,740
Corporate operating costs	8,950	9,090
Spin-off related costs	—	4,249
Depreciation	10,792	10,884

Earnings from operations	$12,757	$34,517

Note 1:	Belo’s management uses Station EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, corporate expense and spin-off related operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Total Operating Costs and Expenses Before Spin-Off Related Costs and Pension Expense
In thousands (unaudited)

	Three months ended March 31, 2009			Three months ended March 31, 2008
	Station	Corporate	Combined	Station	Corporate	Combined

Cash operating costs and expenses before spin-off related costs and pension expense	$100,704	$8,283	$108,987	$116,744	$9,849	$126,593
Depreciation	9,043	1,749	10,792	9,598	1,286	10,884
Spin-off related costs	—	—	—	—	4,249	4,249
Pension expense (credit)	333	667	1,000	(657)	(759)	(1,416)

Total operating costs and expenses	$110,080	$10,699	$120,779	$125,685	$14,625	$140,310

Belo Corp.
Non-GAAP to GAAP Reconciliations
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Pro Forma Net Earnings From Continuing Operations
In thousands (unaudited)

	Three months ended March 31, 2009			Three months ended March 31, 2008
	Earnings	EPS	Shares	Earnings	EPS	Shares(1)

Net earnings (loss) from continuing operations	$8,911	$0.09	104,214	$(10,880)	$(0.11)	104,146
Spin-off related operating and financing costs, net of tax	—			3,151	$0.03	104,146
Gain from extinguishment of debt, net of tax	(9,131)	$(0.09)	104,214	—
Spin-off related tax charge	—			18,235	$0.18	104,146

Pro forma net earnings from continuing operations	$(220)	$—	104,214	$10,506	$0.10	104,259

Note 1:	Potential dilutive common shares were antidilutive as a result of the Company’s net loss from continuing operations for the three months ended March 31, 2008. As a result, basic weighted average shares were used in the calculations of net loss from continuing operations per share. In the absence of the net loss from continuing operations, potential dilutive common shares were added to the weighted average common shares outstanding in the calculation of net earnings per share.